Exhibit 99.1

ENSCO COMPLETES ACQUISITION OF CHILES OFFSHORE

      Dallas, Texas, August 7, 2002... ENSCO International Incorporated (NYSE: ESV) announced the completion of the acquisition of Chiles Offshore Inc. following today's approval of the transaction by Chiles' stockholders and the filing and acceptance of the certificate of merger. As a result of the transaction, Chiles' stockholders will receive 0.6575 of a share of ENSCO common stock plus $5.25 cash for each share of Chiles' common stock. In connection with the acquisition, it is anticipated that ENSCO will issue approximately 13,350,000 shares of ENSCO common stock and pay $106,576,000 in cash to the Chiles' stockholders.

The combined company will have a fleet of 56 offshore rigs, including 43 premium jackup rigs, and 28 oilfield support vessels. The Chiles rigs will be renamed as follows:

Former Name	New Name
Chiles Columbus	ENSCO 74
Chiles Magellan	ENSCO 75
Chiles Coronado	ENSCO 76
Chiles Discovery	ENSCO 104
Chiles Galileo (under const.)	ENSCO 105

Carl F. Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the transaction. "We are pleased to have consummated this transaction less than three months after the merger was announced. We believe the combination of ENSCO and Chiles further strengthens our position in the premium jackup market, which today represents the strongest segment of the offshore drilling market. As the result of careful planning and the full cooperation of Chiles' management, we anticipate a very prompt and efficient integration of the two organizations."

       In a separate matter, ENSCO also announced the completion of a new $250 million five year unsecured line of credit. This new bank facility replaces ENSCO's previous $185 million line of credit which was set to mature in May 2003. There are currently no advances outstanding under the new line of credit.

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections, or predictions of the future are forward-looking statements. Such forward-looking statements include references to markets and anticipated integration of Chiles Offshore Inc. into ENSCO. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks and insurance, (v) risks associated with operating in foreign jurisdictions, (vi) environmental liabilities which may arise in the future which are not covered by insurance or indemnity, (vii) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry and the Company's operations in particular, (viii) changes in the dates the Company's rigs being constructed or undergoing enhancement or repair will enter service (including changes resulting from an unanticipated increase in the scope of work), (ix) renegotiation, nullification, or breach of contracts with customers or other parties, and (x) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, provides contract drilling and marine transportation services to the international petroleum industry.